Exhibit 99.1
Apollo Endosurgery, Inc. Reports 33% U.S. Revenue Growth in First Quarter 2022
Global revenue grew 20% year-over-year as adoption increased across all product lines
AUSTIN, Texas (May 3, 2022) - Apollo Endosurgery, Inc. (“Apollo”) (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the first quarter ended March 31, 2022 and recent corporate highlights.
First Quarter 2022 Selected Financial Results

(Numbers in millions, except percentages)	Quarter Ended March 31, 2022
Revenue	$16.7
Gross margin	56.3%
Operating expenses	$16.6
Non-GAAP adjusted operating expenses	$15.1
Operating loss	$(7.2)
Net loss	$(8.4)
Non-GAAP adjusted EBITDA	$(5.0)
Cash, cash equivalents and restricted cash	$82.7
First Quarter and Corporate Highlights
•Grew first quarter 2022 Endoscopic Suturing System (ESS) revenue 24% over the same period in 2021;
•Grew first quarter 2022 Intragastric Balloon (IGB) revenue 16% over the same period in 2021;
•Increased first quarter 2022 revenue from the Company's top 10 direct accounts by 63% over the same period in 2021;
•Appointed Jeannette Bankes to Board of Directors, deepening Apollo Endosurgery’s Board-level expertise in developing and commercializing new medical technologies.
•Appointed Keely Scamperle as Vice President, Reimbursement & Market Access and promoted Tom Neudeck to Vice President of Research and Development, furthering the Company’s capabilities in key functions driving future growth strategies.
•Secured clearance of OverStitch Sx in Japan
“We commenced 2022 with a strong first quarter performance, including U.S. sales up 33% and total sales up 20% on a year-over-year basis. Perhaps most exciting to our business transformation efforts, we demonstrated sequential growth across all of our product lines in the first quarter overcoming both historical seasonal order patterns and impact from the Omicron outbreak throughout the quarter,” said Chas McKhann, Apollo’s president and CEO. “We continue to focus on driving increased utilization of our therapeutic endoscopy portfolio in 2022 as we leverage our expanded sales team and growing adoption of our platforms.”
Selected GAAP and Non-GAAP Financial Results for First Quarter 2022 Compared to First Quarter 2021
Total worldwide revenues of $16.7 million for the first quarter of 2022 reflected an increase of 20% compared to $13.9 million in revenue during the first quarter of 2021. Compared to the first quarter of 2021, U.S. product sales increased 33% and OUS increased 6% (or 10% on a constant currency basis).
Compared to the first quarter of 2021, total ESS product sales increased $2.1 million, or 24%, and total IGB product sales increased $0.8 million, or 16%, due to the continued demand in our OverStitch® and X-Tack® product sales, and strong growth in sales of ORBERA® in the U.S. compared to the prior year quarter.
Gross margin increased to 56% for the first quarter of 2022, from 54% in the first quarter of 2021, due to higher product sales and improved variable gross margin on our ESS product sales.
Total operating expenses increased $5.4 million compared to the first quarter of 2021. The increase was primarily due to the expanded salesforce higher and trained during 2021, higher non-cash stock-based compensation, and an increase in marketing spend.

Net loss for the first quarter of 2022 was $8.4 million compared to $4.6 million for the first quarter of 2021.
Non-GAAP adjusted EBITDA, which excludes interest, taxes, depreciation, amortization, unrealized foreign exchange and stock-based compensation, in the first quarter 2022 was a loss of $5.0 million, compared to a loss of $2.0 million in the first quarter 2021.
Cash, cash equivalents and restricted cash were $82.7 million as of March 31, 2022.
Conference Call
Apollo will host a live webcast audio call with slides today at 3:30 p.m. CT / 4:30 p.m. ET. Investors are invited to join the live call via webcast from the Investors section of the Company's corporate website at www.apolloendo.com. An audio-only option is available is available by dialing +1-973-528-0011 and referencing access code 103583 or the “Apollo Endosurgery First Quarter 2022 Earnings Call.” Investors who opt for audio-only will need to download the related slides at www.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com, shortly after completion of the call.
Non-GAAP Financial Measures
To supplement the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports certain non-GAAP financial measures, including non-GAAP adjusted operating expenses, non-GAAP Adjusted EBITDA and non-GAAP product sales percentage change in constant currency. Adjusted operating expense is calculated as operating expense less stock-based compensation. Adjusted EBITDA is calculated as GAAP net loss, plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation and unrealized foreign exchange. Product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. These supplemental measures of our performance are not required by, and are not determined in accordance with GAAP. The Company believes that these non-GAAP financial measures provide investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. The Company’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included in the supplemental tables to this press release is a reconciliation of non-GAAP adjusted EBITDA to GAAP net loss.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch® Endoscopic Suturing System, the OverStitch Sx® Endoscopic Suturing System, X-Tack® Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the Company's financial outlook for future periods, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the ongoing effects of the COVID-19 pandemic, including its variants; reports of adverse events related to the Company's products, outcomes of clinical studies related to the Company's products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to the Company's products or related procedures, coverage and reimbursement decisions by private or government payors, the Company’s ability to support the adoption of its products and broaden its product portfolio; the potential size of the Company’s addressable markets; the execution of the Company's gross margin improvement projects; global supply chain constraints; the effect of inflationary pressure; and the availability of cash for the Company's future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2021 and its Form 10-Q for the period ended March 31, 2022. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Jeff Black, 512-279-5126
ir@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$16,662	$13,857
Cost of sales	7,289	6,350
Gross margin	9,373	7,507
Operating expenses:
Sales and marketing	8,220	4,790
General and administrative	5,231	4,069
Research and development	2,713	1,928
Amortization of intangible assets	456	474
Total operating expenses	16,620	11,261
Loss from operations	(7,247)	(3,754)
Other (income) expenses:
Interest expense, net	1,222	1,352
Other income, net	(242)	(564)
Net loss before income taxes	(8,227)	(4,542)
Income tax expense	187	59
Net loss	$(8,414)	$(4,601)
Net loss per share, basic and diluted	$(0.21)	$(0.17)
Shares used in computing net loss per share, basic and diluted	39,652,299	26,306,442

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$7,220	$3,511	$10,731	$5,395	$3,244	$8,639	33.8%	8.2%	24.2%
IGB	2,064	3,667	5,731	1,470	3,493	4,963	40.4%	5.0%	15.5%
Other	197	3	200	242	13	255	(18.6)%	(76.9)%	(21.6)%
Total revenues	$9,481	$7,181	$16,662	$7,107	$6,750	$13,857	33.4%	6.4%	20.2%

Non-GAAP product sales percentage change in constant currency were as follows:

	Three Months Ended March 31, 2022
			% Increase in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	$3,645	$10,865	12.4%	25.8%
IGB	3,785	5,849	8.4%	17.9%
Total revenues	$7,433	$16,914	10.1%	22.1%

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Operating Expenses and Adjusted EBITDA
Unaudited (In millions)

	Three Months Ended March 31, 2022
(Numbers in millions)	2022	2021
Operating expenses	$16.6	$11.3
Less: Stock-based compensation in operating expenses	1.5	0.7
Non-GAAP adjusted operating expenses	$15.1	$10.6

	Three Months Ended March 31,
(Numbers in millions)	2022	2021
Net loss	$(8.4)	$(4.6)
Depreciation and amortization	0.7	0.9
Interest expense, net	1.2	1.4
Income tax expense	0.2	0.1
EBITDA	(6.3)	(2.2)
Add back significant items:
Stock-based compensation	1.6	0.7
Unrealized foreign exchange	(0.3)	(0.5)
Adjusted EBITDA	(5.0)	(2.0)